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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS

                      First Hawaiian, Inc. and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges


                                                QUARTER ENDED                NINE MONTHS ENDED
                                                 SEPTEMBER 30,                  SEPTEMBER 30,
                                           -----------------------      ------------------------
                                              1997          1996           1997           1996
                                           ---------     ---------      ---------      ---------
                                                          (dollars in thousands)
Income before income taxes                 $  32,552     $  29,387      $  95,050      $  90,978
                                           ---------     ---------      ---------      ---------

Fixed charges:(1)
   Interest expense                           64,850        66,379        191,527        186,686
   Rental expense                              2,502         1,168          7,881          3,544
                                           ---------     ---------      ---------      ---------
                                              67,352        67,547        199,408        190,230
Less interest on deposits                     50,292        48,798        146,105        133,802
                                           ---------     ---------      ---------      ---------

   Net fixed charges                          17,060        18,749         53,303         56,428
                                           ---------     ---------      ---------      ---------

   Earnings, excluding
      interest on deposits                 $  49,612     $  48,136      $ 148,353      $ 147,406
                                           =========     =========      =========      =========

   Earnings, including
      interest on deposits                 $  99,904     $  96,934      $ 294,458      $ 281,208
                                           =========     =========      =========      =========

Ratio of earnings to fixed charges:

   Excluding interest on deposits           2.91  X       2.57 x         2.78 X         2.61 x

   Including interest on deposits           1.48  X       1.44 x         1.48 X         1.48 x



(1) For the purpose of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

First Hawaiian, Inc. did not have any preferred stock outstanding during the periods shown above.